UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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McDONALD’S CORPORATION
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On April 21, 2022, McDonald's Corporation (“McDonald's”) issued a press release, a copy of which is attached hereto as Exhibit 1.

Exhibit 1

Statement from McDonald’s Corporation in Response to Mr. Icahn’s Media Outreach

CHICAGO, April 21, 2022 – McDonald’s Corporation (NYSE: MCD) today issued the following statement in response to Carl Icahn:

McDonald’s cares about the health and welfare of the animals in our supply chain and has long led the industry with our animal welfare commitments. Our pioneering 2012 commitment regarding group housing for pregnant sows was shaped with input from industry experts and the American Association of Swine Veterinarians. It led to a step-change in the industry, with a commonly adopted approach to group housing.

McDonald’s only sources approximately 1% of U.S. pork production and does not own any sows, or produce or package pork. Despite McDonald’s progress on our commitment to source from producers who do not use gestational crates for pregnant sows, Mr. Icahn has asked for new commitments. These include requiring all of McDonald’s U.S. pork suppliers to move to “crate-free” pork and set specific timeframes for doing so.

The definition of “crate-free,” conjured up by the Humane Society of the United States (HSUS), is so obscure that it represents an extremely niche market comprising less than 0.1% of U.S. pork production. This presents a challenge of supply. What Mr. Icahn is demanding from McDonald’s and other companies is completely unfeasible. Based on current estimates, McDonald’s would require at least 300-400 times the animals housed today in “crate-free” systems to keep our supply chain running. It also presents a cost challenge. McDonald’s today pays a premium to purchase group-housed pork in accordance with our 2012 commitment. Sourcing from this niche market, as Mr. Icahn, his Director nominees – Maisie Ganzler and Leslie Samuelrich – and HSUS suggest, would significantly increase those costs, placing a burden on all aspects of our business, our supply chain and McDonald’s customers, while lacking the broad support of industry experts.

Mr. Icahn asserts that McDonald’s customers “want food that is sourced ethically, responsibly, and humanely.” We agree, and we take our role in providing that seriously. Value and accessibility are also important, particularly as customers confront rising costs in all aspects of daily life. Lacking broad support from industry experts, his campaign would have one certain outcome: a greater financial burden on customers.

In addition to the financial burden this would place on customers, Mr. Icahn has also failed to address the inherent hypocrisy of his campaign. Mr. Icahn is the majority owner of Viskase, a company that produces and supplies packaging for the pork and poultry industry. Viskase has no public commitments similar to those McDonald’s championed in 2012 and does not limit its business to meat producers who raise their animals in the “crate-free” housing systems espoused by HSUS.

As we shared in our 2022 Proxy statement, under the current Board’s leadership, McDonald’s has led the industry not only in animal welfare but across the most pressing ESG matters. Mr. Icahn has nominated two candidates to stand for election at McDonald’s 2022 Annual Meeting and has made it clear that his nomination relates to the very narrow issue of his campaign.

In so doing, Mr. Icahn would seek to remove valuable directors with strong track records from the McDonald’s Board and replace them with single-platform nominees that not only lack public company board experience, but also the expertise and qualifications to add meaningful value to the majority of issues regularly faced by the McDonald’s Board. McDonald’s shareholders deserve better.

About McDonald’s

McDonald’s is the world's leading global foodservice retailer with more than 40,000 locations in over 100 countries. Approximately 93% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.

Forward-Looking Statements

This release and other written or oral statements made from time to time by McDonald’s Corporation (“McDonald’s”) contain forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding McDonald’s plans, strategies, prospects and expectations regarding its business and industry are forward-looking statements. They reflect McDonald’s expectations, are not guarantees of performance and speak only as of the date hereof. Except as required by law, McDonald’s does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. McDonald’s business results are subject to a variety of risks, including those that are described in its 2021 Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission (the “SEC”).

IMPORTANT ADDITIONAL INFORMATION REGARDING PROXY SOLICITATION

McDonald’s has filed a definitive proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2022 Annual Meeting. MCDONALD’S SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. McDonald’s shareholders may obtain a copy of the definitive proxy statement (and any amendments and supplements thereto), the accompanying WHITE proxy card and other relevant documents filed by McDonald’s with the SEC without charge from the SEC’s website at www.sec.gov. McDonald’s shareholders may also obtain a copy of these documents without charge by sending a request to shareholder.services@us.mcd.com or visiting the investor section of the McDonald’s website at www.investor.mcdonalds.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS

McDonald’s, its Directors and certain of its executive officers are participants in the solicitation of proxies from McDonald’s shareholders in connection with the matters to be considered at the 2022 Annual Meeting. Information regarding the ownership of McDonald’s Directors and executive officers in McDonald’s common stock is included in the definitive proxy statement for its 2022 Annual Meeting, filed with the SEC on April 8, 2022, which can be found through the SEC’s website at www.sec.gov. Changes to such ownership have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Details concerning the nominees of the McDonald’s Board of Directors for election at the 2022 Annual Meeting are also included in such definitive proxy statement.

Contacts

McDonald’s Corporation Global Communications

Jesse Lewin

Jesse.Lewin@us.mcd.com